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                                             Airgas, Inc.
                                             259 N. Radnor-Chester Rd.
                                             Suite 100
                                             Radnor, PA  19087-5283
AIRGAS News Release                          www.airgas.com
_______________________________________________________________________

Investor Contact:                                   Media Contact:
----------------                                    -------------
Melissa Nigro (610) 902-6206              James Ely (610) 902-6010
melissa.nigro@airgas.com                        jim.ely@airgas.com


For release:        IMMEDIATELY

   AIRGAS COMPLETES PURCHASE OF MAJORITY OF AIR PRODUCTS'
                 U.S. PACKAGED GAS BUSINESS


RADNOR, PA - February 28, 2002 -- Airgas, Inc. (NYSE: ARG) announced today that it has finalized its acquisition of the majority of the U.S. packaged gas business of Air Products and Chemicals, Inc. (NYSE: APD) for approximately $236 million in cash. This landmark transaction, originally announced on January 3, includes nearly 100 facilities in 30 states associated with the filling and distribution of cylinders, liquid dewars, tube trailers, and other containers of industrial gases and non-electronic specialty gases, and the retail selling of welding hardgoods, including customer service centers, warehouses and other related assets.

The acquired assets generated approximately $223 million in revenues in fiscal year 2001, with gas sales and cylinder rent contributing 76 percent. The added revenue will increase the overall Airgas business mix to 52 percent gas and rent.

"This acquisition is a natural evolution of our company and one that validates our growth strategy," said Airgas Chairman and Chief Executive Officer Peter McCausland. "It is a strong strategic fit with our core business which has continued to
perform well and generate strong cash flows.   It strengthens
our national network by giving our company a presence in important new geographic areas as well as enhancing current markets where local density is key to success. Experience gained through our track record of more than 300 successful acquisitions will help make this transition a seamless one for our customers."

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McCausland continued, "The added scale and capabilities we are acquiring will help us achieve our overall long-term strategic objectives of above-market sales growth and the low-cost supplier position. We also welcome approximately 1,100 new employees and the industry experience they bring to our team."

Additionally, the companies have entered into long-term national supply agreements that will expand their opportunities to market products and services. Airgas will become the strategic supplier for Air Products' resale packaged gas needs, enabling Air Products to continue to meet customers' packaged gas requirements in critical segments, such as electronics, home healthcare/MRI and export, and for certain chemical process industries (CPI) customers. Air Products will be a strategic supplier of bulk gases to Airgas, increasing its supply of liquid oxygen, nitrogen and argon to a minimum of 35 percent of Airgas' total bulk needs.

The transaction is expected to be neutral to earnings for the first two quarters, excluding a one-time acquisition charge in the current quarter, as Airgas works to integrate the business, and accretive thereafter. It is also expected to be accretive to return on capital and free cash flow.

Separately, Air Products sold its packaged gas operations in the Carolinas and southern Virginia to National Welders Supply Company, Inc., a joint venture between Airgas and the Turner family of Charlotte, NC. The acquired operations include 9 sites, which generated $17 million in revenues in fiscal year 2001 and employ about 100 people.

ABOUT AIRGAS, INC.

Airgas, Inc. (NYSE: ARG) is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of 700 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: Airgas' expectation that the transaction will increase its gas and rent business mix and strengthen its national network; the expectation that the added scale and capabilities with help Airgas achieve its long-term strategic objectives; Airgas' expectation that the reciprocal supply agreements will expand its opportunities to market products and services; the expectation that the transaction will be neutral to earnings for the first two quarters, excluding a one-time acquisition charge in the current quarter, and accretive thereafter; and the expectation that the transaction will be accretive to return on capital and free cash flow. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Companies or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include an unsuccessful integration of the acquired assets; customer acceptance of the acquisition; adverse changes in general economic conditions; political and economic uncertainties associated with current world events and other factors described in Airgas' reports, including Form 10-K dated March 31, 2001 and Form 10-Q dated December 31, 2001 filed by Airgas with the Securities and Exchange Commission.